Exhibit 10.2

SPROUTS FARMERS MARKETS, LLC

11811 North Tatum Blvd., Suite 2400

Phoenix, Arizona 85028

May             , 2011

[name]

c/o Sprouts Farmers Markets, LLC

11811 North Tatum Blvd., Suite 2400

Phoenix, Arizona 85028

Re: Grant of Options

Dear [first name]:

We are pleased to inform you that you have been granted options to purchase             Class B Units of Sprouts Farmers Markets, LLC. (the “Company”). As further described below, the options have varying features relating to vesting and are denominated as a “Time Option” and a “Performance Option”. These options are collectively referred to as the “Options”. The Options have been granted pursuant to the Company’s Option Plan (the “Plan”), and the Options and underlying Class B Units are subject in all respects to the provisions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

1.	Time Option: The key terms of the Time Option are as follows:

(a)	Number of Class B Units.

(b)	Exercise Price per Class B Unit. $36.58

(c)	Vesting. The Time Option will vest in 12 equal or nearly equal installments at the end of each calendar quarter, starting with the calendar quarter that begins following the date hereof (so that the first installment will vest on September 30, 2011).

2.	Performance Option: The key terms of the Performance Option are as follows:

(a)	Number of Class B Units.

(b)	Exercise Price per Class B Unit. $36.58

(c)	Vesting. The Performance Option will vest in 3 equal annual installments at the end of each of the Company’s 2011, 2012 and 2013 fiscal years, provided that as of the end of such fiscal year, both the Company’s Comparable Store Sales and the Company’s EBITDA for the applicable fiscal year equal or exceed the following targets:

Fiscal Year	Comparable Store Sales	EBITDA
2011	3.5%	$80.5m
2012	4.5%	$99.6m
2013	4.3%	$116.2m

In addition, if any installment fails to vest as of the end of a particular fiscal year because either the Comparable Store Sales or EBITDA target is not met, such installment can vest as of (and only as of) the end of the immediately subsequent year if (i) for such subsequent year the following 2-year cumulative Comparable Store Sales target is met, and (ii) for such subsequent year, the following EBITDA target is met:

Fiscal Year	2-Year Comparable Store Sales	EBITDA
2012	8.0%	$99.6m
2013	8.8%	$116.2m
2014	8.3%	$133.8m

For purposes hereof, “Comparable Store Sales” means the percentage increase in sales for all stores after they have been open for fourteen (14) months during the applicable fiscal year as compared to such sales during the immediately preceding fiscal year, and “EBITDA” means the Company’s consolidated earnings, before interest, income taxes, depreciation and amortization (“EBITDA”). Comparable Store Sales and EBITDA shall be determined by the Committee based on the Company’s financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Committee shall deem equitable and appropriate.

3.	Termination of the Options. The Options shall terminate pursuant to the provisions of Section 5 of the Plan.

4.	Representations. By accepting this award of Options, you represent to the following, and understand that the Company would not have granted this award to you but for your representations and acknowledgements below.

(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the grant of the Options nor the offer to acquire Class B Units upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Class B Units and it is not anticipated that there will be any such market for the Class B Units in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Class B Units.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ANY OF ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE OPTIONS OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE OPTIONS OR UNDERLYING SHARES.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 4(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

5.	Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, so when you exercise the Options, the excess of the value of the Class B Units issued on exercise over the exercise price paid for the Class B Units is income to you, subject to wage-based withholding and reporting. State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options. The Company is not making any representations concerning the tax treatment of the Options, and is not responsible for any taxes, interest or penalties you incur in connection with your Options, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

SPROUTS FARMERS MARKETS, LLC

By:

Name: Shon Boney

Title: Chief Executive Officer

Agreed to and Accepted by:

Name:

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